MILLENNIUM AMERICA INC., as Issuer

                     MILLENNIUM CHEMICALS INC., as Guarantor

                        THE BANK OF NEW YORK, as Trustee

                             ----------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of November 21, 1997

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            $500,000,000 of 7% Senior Notes due November 15, 2006 and
         $250,000,000 of 7 5/8% Senior Debentures due November 15, 2026




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                  FIRST SUPPLEMENTAL INDENTURE, dated as of November 21, 1997
("First Supplemental Indenture"), among Millennium America Inc., a Delaware corporation (the "Company"), as issuer, Millennium Chemicals Inc., a Delaware Corporation, as guarantor ("Millennium"), and The Bank of New York, a New York banking corporation, as Trustee (the "Trustee"). Capitalized terms used but not defined herein have the meanings assigned to such terms in the Indenture (as defined herein).

                                 R E C I T A L S

                  WHEREAS, the Company, and the Trustee are parties to the Indenture, dated as of November 27, 1996, pursuant to which the $500,000,000 of 7% Senior Notes due November 15, 2006 (the "Notes") and the $250,000,000 of
7 5/8% Senior Debentures due November 15, 2026 (the "Debentures" and, together with the Notes, the "Securities") of the Company were issued (the "Indenture");

                  WHEREAS, the Company and the Trustee desire to amend certain provisions of the Indenture as set forth herein;

                  WHEREAS, all acts, conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes herein set forth have been done and taken; and

                  WHEREAS, each of Millennium and the Company has been authorized pursuant to a resolution of its respective Board of Directors to enter into this First Supplemental Indenture.

                  NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

                                   ARTICLE ONE

                           AMENDMENTS TO THE INDENTURE

                  SECTION 1.01. Section 801 of the Indenture is hereby amended by adding the following language to the end thereof:

                           "(c) Notwithstanding anything to the contrary in this
                  Section 801 or otherwise in this Indenture, nothing contained in this Indenture or in any of the Securities shall prevent, or place any restrictions or conditions upon, the transfer, sale or other disposition by the Company, the Issuer, or any of their respective subsidiaries, of the assets comprising their polyethylene and related products, performance polymers and ethyl alcohol businesses to a



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                  partnership to be owned by the Company and Lyondell
                  Petrochemical Company (or their respective affiliates), or any subsequent transfer by the Company or its subsidiaries of their interests in such partnership to any third party, or any action in connection therewith or in preparation therefor, and any and all defaults under this Indenture, if any, that may have arisen with respect thereto shall be waived."

                                   ARTICLE TWO

                                  MISCELLANEOUS

                  SECTION 2.01. Effect. Upon the execution and delivery of this First Supplemental Indenture by the Company, Millennium and the Trustee, the First Supplemental Indenture will become effective, but ARTICLE ONE of this First Supplemental Indenture will not become operative until such time (the "Operative Time") as the consent solicitation pursuant to the Company's Consent Solicitation Statement, dated November 12, 1997 (as further amended and supplemented from time to time, the "Statement"), is consummated in accordance with the Statement. As of the Operative Time, the provisions set forth herein shall be deemed to be, and shall be construed as part of, the Indenture to the same extent as if set forth fully therein; and every Holder of a Security heretofore or hereafter authenticated and delivered thereunder shall be bound hereby. All references in the Indenture or any other agreement, document or instrument delivered in connection with or pursuant to the Indenture shall be deemed to refer to the Indenture as amended hereby and by any other supplemental indentures to the Indenture. Except as specifically amended hereby and by any other supplemental indentures, all other provisions of the Indenture shall remain in full force and effect.

                  SECTION 2.02. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof.

                  SECTION 2.03. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  SECTION 2.04. Separability. In the event that any provision in this First Supplemental Indenture shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

                  SECTION 2.05. Headings. The headings of the Articles and Sections of this First Supplemental Indenture are for reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed as of the day and year first above written.

                                     MILLENNIUM AMERICA INC.

                                     By: /s/ Christine F. Wubbolding
                                        -----------------------------------
                                     Name:  Christine F. Wubbolding
                                     Title: Vice President and Treasurer

                                     MILLENNIUM CHEMICALS INC.

                                     By:  /s/ Christine F. Wubbolding
                                         ----------------------------------
                                         Name: Christine F. Wubbolding
                                         Title:  Vice President and Treasurer

                                     THE BANK OF NEW YORK

                                     By: /s/ Mary Jane Morrissey
                                         -----------------------------------
                                         Name:   Mary Jane Morrissey
                                         Title:  Vice President


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                                         Title:  Vice President